Exhibit 99.1

Amedisys Completes Acquisition of Evolution Health

BATON ROUGE, La., April 4, 2022 – (GLOBE NEWSWIRE) – Amedisys, Inc. (NASDAQ: AMED), a leading provider of quality home health, hospice, personal care and high-acuity care, has closed on its acquisition of Evolution Health, LLC, a provider of home health services. Evolution Health, LLC, a division of Envision Healthcare, is doing business as Guardian Healthcare, Gem City, and Care Connection of Cincinnati in 15 locations across Texas, Oklahoma and Ohio. Amedisys has acquired 100 percent of the ownership interests in Evolution Health.

“By continuing the great care provided by Guardian Healthcare, Gem City, and Care Connection of Cincinnati, Amedisys can now offer both home health and hospice services in more communities across Texas, Oklahoma and Ohio,” said Amedisys President and Chief Operating Officer Chris Gerard. “Amedisys is proud to expand its presence in these healthcare communities and provide more comprehensive care by aligning with our Amedisys Hospice footprint in these markets.”

Amedisys’ home health operations now include 350 care centers in 34 states and the District of Columbia, with an average daily census of approximately 74,000 patients and approximately 11,000 home health employees.

In 2021, Modern Healthcare named Amedisys, Inc. to its prestigious Best Places to Work in Healthcare list. Amedisys is the second largest provider of home health care and the third largest provider of hospice care in the United States with 530 locations across 38 states and the District of Columbia. As of the January 2022 Home Health Compare release, Amedisys’ Quality of Patient Care (QPC) Star score is 4.33. The Company also provides hospice care, personal care, palliative care and high-acuity care.

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

About Evolution Health

Evolution Health is a home health company headquartered in Dallas, Texas, serving three states through its family of trusted local brands. Working in partnership with the patient’s physician, Evolution Health offers traditional home health services reimbursed by Medicare, Medicaid and commercial payers including skilled nursing, occupational, physical and speech therapy, counseling and emotional support. Evolution Health’s highest priority is to provide quality, compassionate care to its patients, their families, and the communities in which they serve. For more information, visit https://www.evolution.net/.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice, personal care and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 90,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees, in 530 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 445,000 patients in need every year, performing more than 11.5 million visits annually. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “could,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, the impact of current and proposed federal, state and local vaccine mandates, including potential staffing shortages, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, our ability to keep our patients and employees safe, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, widespread protests or civil unrest, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of acquisitions, changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking, and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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